Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2017 diluted EPS of $1.02, with an 18% increase in pretax earnings driven by higher revenue and home closing margins

SCOTTSDALE, Ariz., October 27, 2017 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported its third quarter results for the period ended September 30, 2017.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Chg	2017	2016	% Chg
Homes closed (units)	1,969	1,800	9%	5,456	5,238	4%
Home closing revenue	$805,008	$735,870	9%	$2,263,405	$2,127,332	6%
Average sales price - closings	$409	$409	—%	$415	$406	2%
Home orders (units)	1,874	1,737	8%	6,162	5,797	6%
Home order value	$765,027	$715,562	7%	$2,536,448	$2,365,508	7%
Average sales price - orders	$408	$412	(1)%	$412	$408	1%
Ending backlog (units)				3,333	3,251	3%
Ending backlog value				$1,408,801	$1,375,857	2%
Average sales price - backlog				$423	$423	—%
Earnings before income taxes	$63,455	$53,802	18%	$163,429	$141,723	15%
Net earnings	$42,550	$36,887	15%	$107,702	$97,734	10%
Diluted EPS	$1.02	$0.88	16%	$2.55	$2.33	9%

MANAGEMENT COMMENTS
“We are pleased with our results for the third quarter of 2017, despite the disruptions caused by the hurricanes that hit Houston and Florida, " said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. "We grew our third quarter orders, home closings and revenue year-over-year, increased sales productivity in our East region, and made good progress on our strategic initiatives to expand earnings by improving our gross margins and managing overhead expenses for additional leverage. Our home closing margin improved to 18.1% and our overhead leverage improved by 80 basis points, helping to drive an 18% increase in pre-tax earnings and a 16% improvement in diluted earnings per share compared to last year's third quarter."
Mr. Hilton continued, “Considering the results we’ve achieved in the first nine months of the year and adjusting for delays due to weather events, we are modestly reducing our closings and revenue guidance while maintaining our 2017 earnings expectations due to our strong third quarter performance. We expect to deliver approximately 7,600-7,800 homes and closing revenue of $3.15-3.25 billion for the year. On that level of closings and revenue, we are maintaining our expectations for approximately $235-245 million in pre-tax earnings with full year 2017 gross margin in line with 2016.”
He concluded, "Demand continues to be healthy across all of our markets, especially for our entry-level and LiVE.NOW. homes. More than ever, buyers appreciate that they can get Meritage's quality, energy efficiency and advanced technology in affordably-priced homes. As we continue to execute our strategy to serve the growing population of first-time buyers, we foresee additional growth opportunities for Meritage."

THIRD QUARTER RESULTS

•
Net earnings of $42.6 million ($1.02 per diluted share) for the third quarter of 2017, compared to prior year net earnings of $36.9 million ($0.88 per diluted share), primarily reflect higher home closing revenue and gross margins, combined with cost controls and improved overhead leverage. Earnings before income taxes increased 18% year-over-year.

•
The third quarter effective tax rate was 33% in 2017, compared to 31% in 2016. The lower rate in 2016 reflected the impact of energy tax credits captured on energy-efficient homes closed in 2016 and prior periods, which Congress has not extended for 2017, resulting in a higher projected effective tax rate this year.

•
Home closing revenue increased 9% over the prior year on higher closing volume. Despite increases in market prices of homes over 2016, average closing prices remained constant with the third quarter of 2016, as a higher percentage of home closings were lower-priced entry-level homes, consistent with the Company’s strategic focus. Both the West and Central regions delivered 19% year-over-year increases in home closing revenue, reflecting strong growth in Arizona and Texas. A 12% decline in East region home closing revenue reflected 14% fewer closings due to fewer orders during the first half of 2017 than 2016, as well as delays due to Hurricane Irma.

•
Home closing gross margins increased to 18.1% for the third quarter of 2017, compared to 17.8% in the third quarter of 2016 and 17.7% in the second quarter of 2017. The margin improvement reflects higher margins in Texas and the West Region as well as improved leverage of construction overhead expenses overall.

•
Selling, general and administrative expenses totaled 10.9% of home closing revenue, an 80 bps improvement from 11.7% in the third quarter of 2016, reflecting successful cost controls and greater overhead leverage.

•
Total orders for the third quarter increased 8% year-over-year due to strong demand in Texas and improved sales execution in the East region. Orders increased 22% over the third quarter of 2016 in Texas, primarily due to a 26% increase in average active communities over the prior year. Total orders increased 13% in the East, primarily due to a 12% increase in absorptions (orders per average active community) during the quarter. Three of the five states in the region produced 20% or greater order growth over the third quarter of 2016, reflecting positive acceptance of new products in new communities, as well as better sales execution. A 7% decrease in average active communities in the West region resulted in a 6% decline in third-quarter orders for the region.

•
Total active community count was 250 at September 30, 2017, compared to 237 communities open at September 30, 2016, which translated to a 6% year-over-year increase in average active communities for the third quarter.

•
Average sales prices on closings and orders were consistent with the prior year, as general home price appreciation in many markets offset the growing percentage of entry-level homes relative to move-up.

YEAR TO DATE RESULTS

•	Net earnings increased to $107.7 million for the first three quarters of 2017, compared to $97.7 million for the first three quarters of 2016, with a 15% increase in pretax earnings.

•	Earnings growth year-to-date was primarily driven by a 6% increase in home closing revenue, resulting from a 4% increase in home closings and a 2% increase in average closing prices over 2016.

•
Higher home closing revenue led to a $21.8 million increase in home closing gross profit to $393.8 million in the first three quarters of 2017, compared to $372.1 million in the first three quarters of 2016, as home closing gross margins were relatively consistent in both years.

•
Total commissions and selling expenses improved by 30 basis points to 7.0% of year-to-date 2017 home closing revenue from 7.3% in 2016. In addition, total general and administrative expenses also declined 30 basis points to 4.0% of home closing revenue in the first three quarters of 2017, compared to 4.3% in 2016, resulting in a total improvement of 60 basis points in year-to-date selling, general and administrative expenses.

•
The effective tax rate for the first three quarters of 2017 was 34%, compared to 31% for the first three quarters of 2016, due to the expiration of energy tax credits that reduced the rate in 2016, but were unavailable in 2017.

BALANCE SHEET

•
Cash and cash equivalents at September 30, 2017, totaled $115.2 million, compared to $131.7 million at December 31, 2016, primarily reflecting the use of cash to fund the purchase and development of lots, as well as additional homes under construction, to meet Meritage's growth targets. Proceeds from the issuance of $300 million in new senior notes in June 2017 were used to repay borrowings under the Company’s revolving credit facility and to retire all $126.5 million of the Company's 1.875% convertible senior notes.

•
A total of $285.6 million was invested in land and development during the third quarter of 2017 to meet current demand and position the company for future growth. Total spending on land and development year-to-date was $771.1 million in 2017, compared to $667.2 million through the third quarter of 2016.

•
Meritage ended the third quarter of 2017 with approximately 33,300 total lots owned or under control, compared to approximately 28,800 total lots at September 30, 2016, as the Company secured more than 2,400 new lots during the quarter. Approximately half of those additions were in Texas to meet continued strong demand, and approximately 70% of the newly controlled lots added during the quarter were for entry-level communities.

•
Debt-to-capital and net debt-to-capital ratios at September 30, 2017, were 45.9% and 43.6%, compared to 44.2% and 41.2%, respectively, at December 31, 2016, reflect the increased investment of cash into homes and land under development, while remaining well within management’s target range for this key ratio.

CONFERENCE CALL
Management will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. in Arizona) today to discuss the Company's results. The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's website at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10112737.

Telephone participants who are unable to pre-register may dial in on 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available beginning at approximately 1:00 p.m. ET on October 27 and extending through November 15, 2017, on the website noted above or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10112737.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Homebuilding:
Home closing revenue	$805,008	$735,870	$2,263,405	$2,127,332
Land closing revenue	589	16,987	16,942	21,187
Total closing revenue	805,597	752,857	2,280,347	2,148,519
Cost of home closings	(659,350)	(604,891)	(1,869,569)	(1,755,260)
Cost of land closings	(1,646)	(16,092)	(15,504)	(19,485)
Total cost of closings	(660,996)	(620,983)	(1,885,073)	(1,774,745)
Home closing gross profit	145,658	130,979	393,836	372,072
Land closing gross (loss)/profit	(1,057)	895	1,438	1,702
Total closing gross profit	144,601	131,874	395,274	373,774
Financial Services:
Revenue	3,549	3,139	10,142	9,115
Expense	(1,524)	(1,398)	(4,454)	(4,152)
Earnings from financial services unconsolidated entities and other, net	3,489	4,215	9,673	10,802
Financial services profit	5,514	5,956	15,361	15,765
Commissions and other sales costs	(55,845)	(52,478)	(158,866)	(155,034)
General and administrative expenses	(31,636)	(33,258)	(90,849)	(91,774)
(Loss)/earnings from other unconsolidated entities, net	(91)	440	852	856
Interest expense	(1,116)	(167)	(3,561)	(5,127)
Other income, net	2,028	1,435	5,218	3,263
Earnings before income taxes	63,455	53,802	163,429	141,723
Provision for income taxes	(20,905)	(16,915)	(55,727)	(43,989)
Net earnings	$42,550	$36,887	$107,702	$97,734

Earnings per share:
Basic
Earnings per share	$1.06	$0.92	$2.67	$2.45
Weighted average shares outstanding	40,323	40,022	40,273	39,958
Diluted
Earnings per share	$1.02	$0.88	$2.55	$2.33
Weighted average shares outstanding	42,011	42,608	42,585	42,541

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$115,167	$131,702
Other receivables	78,933	70,355
Real estate (1)	2,762,269	2,422,063
Real estate not owned	39,793	—
Deposits on real estate under option or contract	67,547	85,556
Investments in unconsolidated entities	16,378	17,097
Property and equipment, net	32,080	33,202
Deferred tax asset	56,870	53,320
Prepaids, other assets and goodwill	83,121	75,396
Total assets	$3,252,158	$2,888,691
Liabilities:
Accounts payable	$140,492	$140,682
Accrued liabilities	193,102	170,852
Home sale deposits	39,446	28,348
Liabilities related to real estate not owned	35,768	—
Loans payable and other borrowings	38,082	32,195
Senior and convertible senior notes, net	1,266,160	1,095,119
Total liabilities	1,713,050	1,467,196
Stockholders' Equity:
Preferred stock	—	—
Common stock	403	400
Additional paid-in capital	582,414	572,506
Retained earnings	956,291	848,589
Total stockholders’ equity	1,539,108	1,421,495
Total liabilities and stockholders’ equity	$3,252,158	$2,888,691
(1) Real estate – Allocated costs:
Homes under contract under construction	$677,456	$508,927
Unsold homes, completed and under construction	484,701	431,725
Model homes	140,326	147,406
Finished home sites and home sites under development	1,459,786	1,334,005
Total real estate	$2,762,269	$2,422,063

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Depreciation and amortization	$4,199	$3,870	$12,071	$11,470

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$72,327	$64,682	$68,196	$61,202
Interest incurred	21,024	17,372	58,199	52,644
Interest expensed	(1,116)	(167)	(3,561)	(5,127)
Interest amortized to cost of home and land closings	(15,462)	(14,256)	(46,061)	(41,088)
Capitalized interest, end of period	$76,773	$67,631	$76,773	$67,631

	September 30, 2017	December 31, 2016
Notes payable and other borrowings	$1,304,242	$1,127,314
Stockholders' equity	1,539,108	1,421,495
Total capital	2,843,350	2,548,809
Debt-to-capital	45.9%	44.2%
Notes payable and other borrowings	$1,304,242	$1,127,314
Less: cash and cash equivalents	$(115,167)	$(131,702)
Net debt	1,189,075	995,612
Stockholders’ equity	1,539,108	1,421,495
Total net capital	$2,728,183	$2,417,107
Net debt-to-capital	43.6%	41.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$107,702	$97,734
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	12,071	11,470
Stock-based compensation	9,898	11,042
Excess income tax provision from stock-based awards	—	540
Equity in earnings from unconsolidated entities	(10,525)	(11,658)
Distribution of earnings from unconsolidated entities	10,410	11,439
Other	1,265	4,942
Changes in assets and liabilities:
Increase in real estate	(336,069)	(318,490)
Decrease/(increase) in deposits on real estate under option or contract	13,633	(3,160)
Increase in other receivables, prepaids and other assets	(15,207)	(14,201)
Increase in accounts payable and accrued liabilities	21,298	61,206
Increase in home sale deposits	11,098	791
Net cash used in operating activities	(174,426)	(148,345)
Cash flows from investing activities:
Investments in unconsolidated entities	(404)	(242)
Distributions of capital from unconsolidated entities	1,250	—
Purchases of property and equipment	(12,038)	(12,256)
Proceeds from sales of property and equipment	251	144
Maturities/sales of investments and securities	1,297	645
Payments to purchase investments and securities	(1,297)	(645)
Net cash used in investing activities	(10,941)	(12,354)
Cash flows from financing activities:
Proceeds from Credit Facility, net	10,000	25,000
Repayment of loans payable and other borrowings	(10,491)	(18,286)
Repurchase of convertible senior notes	(126,691)	—
Proceeds from issuance of senior notes	300,000	—
Payment of debt issuance costs	(3,986)	—
Excess income tax provision from stock-based awards	—	(540)
Proceeds from stock option exercises	—	232
Net cash provided by financing activities	168,832	6,406
Net decrease in cash and cash equivalents	(16,535)	(154,293)
Beginning cash and cash equivalents	131,702	262,208
Ending cash and cash equivalents	$115,167	$107,915

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2017		2016
	Homes	Value	Homes	Value
Homes Closed:
Arizona	424	$141,249	253	$89,092
California	261	154,731	251	142,056
Colorado	135	77,728	167	84,114
West Region	820	373,708	671	315,262
Texas	647	236,759	542	199,499
Central Region	647	236,759	542	199,499
Florida	185	77,652	206	85,647
Georgia	95	29,019	83	27,477
North Carolina	107	48,129	177	71,641
South Carolina	74	25,164	76	22,658
Tennessee	41	14,577	45	13,686
East Region	502	194,541	587	221,109
Total	1,969	$805,008	1,800	$735,870
Homes Ordered:
Arizona	348	$116,757	345	$116,815
California	200	124,339	216	125,920
Colorado	92	55,459	121	66,213
West Region	640	296,555	682	308,948
Texas	593	213,241	488	178,934
Central Region	593	213,241	488	178,934
Florida	269	120,243	208	95,946
Georgia	102	33,039	85	28,841
North Carolina	147	59,976	149	61,537
South Carolina	86	28,449	71	22,434
Tennessee	37	13,524	54	18,922
East Region	641	255,231	567	227,680
Total	1,874	$765,027	1,737	$715,562

	Nine Months Ended September 30,
	2017		2016
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,139	$382,814	749	$258,139
California	702	427,095	738	418,834
Colorado	417	233,377	474	231,913
West Region	2,258	1,043,286	1,961	908,886
Texas	1,752	637,147	1,563	566,377
Central Region	1,752	637,147	1,563	566,377
Florida	518	225,674	619	252,311
Georgia	223	74,860	229	76,874
North Carolina	370	164,596	474	198,525
South Carolina	217	75,085	231	71,577
Tennessee	118	42,757	161	52,782
East Region	1,446	582,972	1,714	652,069
Total	5,456	$2,263,405	5,238	$2,127,332
Homes Ordered:
Arizona	1,148	$380,459	935	$322,807
California	802	480,694	775	442,863
Colorado	368	214,532	459	237,237
West Region	2,318	1,075,685	2,169	1,002,907
Texas	2,000	719,656	1,629	597,947
Central Region	2,000	719,656	1,629	597,947
Florida	791	342,754	702	295,453
Georgia	270	88,306	305	102,392
North Carolina	440	187,683	497	205,562
South Carolina	224	76,827	296	95,123
Tennessee	119	45,537	199	66,124
East Region	1,844	741,107	1,999	764,654
Total	6,162	$2,536,448	5,797	$2,365,508

Order Backlog:
Arizona	453	$158,988	503	$182,574
California	331	207,237	326	208,175
Colorado	224	135,239	317	167,475
West Region	1,008	501,464	1,146	558,224
Texas	1,179	437,243	1,008	381,764
Central Region	1,179	437,243	1,008	381,764
Florida	526	233,534	370	161,148
Georgia	138	46,809	171	58,944
North Carolina	263	110,339	283	118,515
South Carolina	123	42,378	153	53,657
Tennessee	96	37,034	120	43,605
East Region	1,146	470,094	1,097	435,869
Total	3,333	$1,408,801	3,251	$1,375,857

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended September 30,
	2017		2016
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	39.5	40	41.5
California	24	25.0	29	27.0
Colorado	9	9.5	10	11.0
West Region	73	74.0	79	79.5
Texas	93	92.5	74	73.5
Central Region	93	92.5	74	73.5
Florida	29	29.5	26	26.0
Georgia	17	18.0	17	17.0
North Carolina	18	19.0	19	20.5
South Carolina	14	14.0	15	15.5
Tennessee	6	6.5	7	7.0
East Region	84	87.0	84	86.0
Total	250	253.5	237	239.0

	Nine Months Ended September 30,
	2017		2016
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	41.0	40	40.5
California	24	26.0	29	26.5
Colorado	9	9.5	10	13.0
West Region	73	76.5	79	80.0
Texas	93	86.5	74	73.0
Central Region	93	86.5	74	73.0
Florida	29	28.0	26	28.5
Georgia	17	17.0	17	17.0
North Carolina	18	17.5	19	22.5
South Carolina	14	14.5	15	16.5
Tennessee	6	6.5	7	8.0
East Region	84	83.5	84	92.5
Total	250	246.5	237	245.5

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2016. Meritage Homes builds and sells single-family homes for first- time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver, Colorado; Orlando, Tampa and South Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built over 100,000 homes in its 32-year history and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's projected home closings, home closing revenue, gross margins and pre-tax earnings for the full year 2017, as well as expected future growth and earnings expansion opportunities.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: potential adverse impacts on our Houston and Florida sales, closings, revenue and costs due to Hurricanes Harvey and Irma; the availability and cost of finished lots and undeveloped land; changes in interest rates and the availability and pricing of residential mortgages; the success of strategic initiatives; shortages in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; enactment of new laws or regulations or our failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations; the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2016 and our subsequent Forms 10-Q, under the caption "Risk Factors," which can be found on our website.